Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the WABCO Holdings Inc. Omnibus Incentive Plan of our report dated February 22, 2007, with respect to the consolidated financial statements and schedule of WABCO Holdings Inc. as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, included in WABCO Holdings Inc.’s Registration Statement on Form 10 (File No. 001-33332), as amended, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

July 25, 2007